Exhibit (10)(gggg)

CONFIDENTIAL	CONFIDENTIAL

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of January 13, 2010, is entered into by and between Frank V. McMahon (“McMahon”) and The First American Corporation (“First American” or the “Company”; First American and McMahon, each a “Party” and, collectively, the “Parties”), and is intended by the Parties to conclude any and all issues arising out of or regarding McMahon’s employment with First American and any of its affiliates.

R E C I T A L S :

WHEREAS, McMahon and First American are parties to (a) a letter agreement, dated February 21, 2006, outlining the terms of his employment (the “Employment Agreement”); (b) a Stock Option Award Agreement, dated as of March 31, 2006 (“Hire Option Agreement”), evidencing an option granted to McMahon in connection with the commencement of his employment by First American (the “Initial Option”), (c) a Restricted Stock Award Agreement, dated as of March 31, 2006 (“Hire RSA Agreement”), evidencing restricted stock granted to McMahon in connection with the commencement of his employment (the “Initial RSA”), (d) a letter agreement, dated March 26, 2007, regarding equity awards granted to McMahon in connection with his service as a director of First Advantage Corporation (“FADV Equity Agreement”) and (e) various restricted stock unit award agreements (including the notice of restricted stock unit grant provided in connection therewith) governing “Bonus Restricted Stock Units” (“Bonus RSUs”) and “Other Restricted Stock Units” (which are also known as “LTI Restricted Stock Units” or “LTI RSUs” and are referred to herein as “Other RSUs”) granted to McMahon since March 31, 2006 (the “RSU Agreements”).

WHEREAS, the Parties now mutually desire to terminate their employment relationship and the Employment Agreement on the terms set forth herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Termination of Employment. McMahon’s employment was terminated on November 30, 2009 (“Separation Date”). First American acknowledges and agrees that for purposes of First American’s benefit plans, the Hire Option Agreement, the Hire RSA Agreement and the RSU Agreements, McMahon was terminated “without cause”. McMahon acknowledges and agrees that he received a final check for his wages through the Separation Date, which included a payout of all accrued but unused PTO as of the Separation Date. The

CONFIDENTIAL	CONFIDENTIAL

Employment Agreement is deemed fully terminated and of no further force or effect on and after the Separation Date. The Parties expressly waive any notice provision or requirement, if any, contained in the Employment Agreement regarding termination.

2. Separation Payment. On the Effective Date (as defined below), First American will pay McMahon, less required deductions and withholdings, the following amounts, in cash, by wire transfer (pursuant to such instructions as McMahon shall provide):

(a) $3,309,305.00, as severance pay (“Severance Pay”) and

(b) $2,040,500.00, as incentive compensation for the 2009 calendar year, which McMahon acknowledges is at 106% of his bonus target for such year.

McMahon acknowledges and agrees that the Severance Pay is paid in consideration of the covenants made by McMahon set forth in this Agreement, including, without limitation, the covenants set forth in Sections 7(a), (b), (c) and (d) of this Agreement, which covenants are intended to survive the termination of the Employment Agreement.

In addition, First American will reimburse McMahon for all reasonable outstanding business-related expenses incurred by him prior to the Separation Date, subject to the Company’s policies relating to business-related expenses and submission of an itemized expense report reasonably satisfactory to the Company.

3. Equity Awards.

(a) First American and McMahon acknowledge and agree that (a) the Initial Option shall vest and be exercisable in accordance with the terms of the Hire Option Agreement, (b) the Initial RSA shall vest in accordance with the terms of the Hire RSA Agreement, (c) Bonus RSUs and Other RSUs shall vest in accordance with the terms of the RSU Agreements.

(b) McMahon and First American acknowledge and agree that (a) in accordance with the terms of the Hire Option Agreement, the Initial Option vested in full on November 30, 2009 and remains exercisable under the terms of the Hire Option Agreement until March 31, 2016, (b) the Initial RSA vested in full on November 30, 2009, (c) Bonus RSUs shall continue to accrue dividends (to the extent such dividends are declared and paid) and shall vest on November 30, 2010, provided McMahon complies (and has complied since November 30, 2009) with the terms of the RSU Agreements and Sections 7(a), (b), (c) and (d) of this Agreement through such date and (d) Other RSUs shall terminate and be forfeited, with the exception of the Other RSUs granted to McMahon in 2007 (of which 9,538 remain outstanding), which shall continue to accrue dividends (to the extent such dividends are declared and paid) and vest on November 30, 2010, provided McMahon complies (and has complied since November 30, 2009) with the terms of the RSU Agreements and Sections 7(a), (b), (c) and (d) of this Agreement through such date.

(c) Upon the consummation of the previously announced separation of the Company’s information solutions group (“ISG”) from its financial services group (the “Spin-Off”), the Initial Option shall convert into an option to purchase stock in the entity comprised of

CONFIDENTIAL	CONFIDENTIAL

the ISG (“Remainco”) and the number of shares subject to the Initial Option and the exercise price with respect thereof shall be adjusted in the same manner as options held by employees of the ISG at the time of the Spin-Off. McMahon acknowledges that as a result of such conversion he will not receive any interest in the Financial Services Company (as defined below) in connection with his Initial Option, any Bonus RSUs and any Other RSUs. Any Bonus RSUs and Other RSUs which remain outstanding on the date of the Spin-Off shall be converted into Bonus RSUs and Other RSUs of Remainco on the same terms applicable to employees of ISG at the time of the separation. McMahon acknowledges that Remainco currently does not intend to pay dividends and, consequently, following the conversion described immediately above in this Section 3(c), Bonus RSUs and the Other RSUs granted McMahon in 2007 may cease to accrue dividends. In the event of a “Change of Control” (as defined in The First American Corporation 2006 Incentive Compensation Plan) of the Company, the Company agrees that it will use commercially reasonable efforts to cause all or any portion of the Initial Option remaining unexercised and outstanding at such time to be treated in the same manner as options held by Company employees.

4. Deferred Compensation; Key Employee. As a participant in First American’s Deferred Compensation Plan, McMahon will be eligible to receive payments according to the terms of that plan. McMahon understands that he may be considered a “key” employee pursuant to Internal Revenue Code Section 409A, which generally provides that nonqualified deferred compensation payments upon separation from service, other than due to death, to “specified employees” of public companies cannot be made earlier than six months after the Separation Date and that any payment made to McMahon under any retirement or other benefit may be delayed as provided in such plan.

5. Health Insurance Benefits. McMahon’s health insurance benefits will continue through his Separation Date, after which it will be necessary for him to convert or continue such plans and coverage at his sole option, cost and expense. First American’s benefit administrator will provide McMahon with the notice and election forms required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any applicable state law.

6. Other Benefits. First American shall not be obligated to provide or reimburse McMahon for any compensation, salary, profit sharing, stock options, bonuses, insurance, allowances (including automobile), benefits (including medical, dental, life and disability), vacation, perquisites or expenses after the Separation Date, other than as specifically provided by this Agreement. If First American (or the entity comprised of ISG following the Spin-Off) purchases directors and officers insurance, First American (or such entity) shall provide McMahon coverage under such policy for acts or omissions of McMahon while an employee of First American to the same extent as that provided other former employees of First American as of November 30, 2009. First American further agrees to refrain from ceasing to provide McMahon with coverage under First American’s directors and officers insurance policy, as such policy was in effect on November 30, 2009, except to the extent First American ceases to provide coverage to all similarly situated employees of First American as of such date.

7. Post-Separation Covenants

CONFIDENTIAL	CONFIDENTIAL

(a) Detrimental Activity. Until November 30, 2011, McMahon agrees to refrain from engaging in any Detrimental Activity (as defined below). For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during employment with the Company and/or its affiliates relating to the business affairs of the Company or any such affiliates in breach of an express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any of its affiliates to breach any of the terms of his or her employment with Company or its affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company or any of its affiliates or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Company or any of its affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any of its affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Company or any of its affiliates, an unauthorized disclosure of any trade secret or confidential information of the Company or any of its affiliates or inducing any customer to breach a contract with the Company or any of its affiliates. For the avoidance of doubt, the Parties acknowledge and agree that competing with the Company and/or its affiliates, where such competition does not involve any of the activities described in the immediately preceding sentence of this Section 7(a), shall not constitute Detrimental Activity.

(b) Non-Solicitation. Until November 30, 2011, McMahon agrees to not directly or indirectly, disrupt, damage, impair or interfere with the Company’s or any of its affiliates’ business by raiding any of the Company’s or such affiliates’ employees or soliciting any of them to resign from their employment by the Company or any such affiliate.

(c) Return of Property. McMahon represents that he has returned all property of First American or any of its affiliates of any nature and description whatsoever in his possession or under his direct or indirect control, including, but not limited to, credit cards, keys, access cards, computer software, files, documents, books and records; provided, however, that McMahon is not required to return the Company-issued mobile phone currently in his possession, which the Company hereby assigns and transfers to McMahon. McMahon acknowledges that from and after his Separation Date he will be responsible for any charges incurred in connection with the use of such mobile phone; provided, further, that to the extent any such property is stored electronically on McMahon’s home computer McMahon agrees to permanently delete such property.

(d) Trade Secrets and Confidential Information. McMahon acknowledges and agrees that he has learned, obtained, acquired, and become aware of information about the Company Releasees (as defined below) and their businesses, including, without limitation, unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes,

CONFIDENTIAL	CONFIDENTIAL

inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, legal matters, personal information regarding officers and other employees, and other business information (collectively referred to as “Confidential Information”). McMahon specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of McMahon and whether compiled by the Company or any of its affiliates or by McMahon derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and its affiliates to maintain the secrecy of such information, that such information is the sole property of the Company or an affiliate of the Company and that any retention and use of such information or rights by McMahon shall constitute a misappropriation of the Company’s or its affiliates’ trade secrets, rights or other property. McMahon agrees to refrain from disclosing any Confidential Information to any person, either orally or in writing, for any reason. McMahon acknowledges and agrees that any unauthorized disclosure of Confidential Information would cause irreparable harm to First American and/or its affiliates (at such time or as of the date of this Agreement) and such conduct shall be subject to immediate injunctive relief.

(e) Non-Disparagement of McMahon. Until November 30, 2011, First American will not, by or at the direction of (i) any current or future senior vice president or higher officer of First American or (ii) any current or future senior vice president or higher officer of ISG, make any statement that is, or could be, disparaging of McMahon (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).

8. General Release of All Known and Unknown Claims.

(a) Except for First American’s obligations as provided in this Agreement, the Hire Option Agreement, the RSU Agreements with respect to Bonus RSUs and the Other RSUs granted to McMahon in 2007 and that certain Consulting Agreement, dated as of even date herewith between the Company and McMahon (the “Consulting Agreement”), McMahon hereby forever waives, releases, acquits, relieves and discharges First American, and each of its parent corporations, subsidiaries, divisions, or affiliated corporations, organizations or entities (including, but not limited to, The First American Corporation, First American Real Estate Information Services, Inc., First American Real Estate Solutions LLC, First American CoreLogic Holdings, Inc., First Advantage Corporation, First American Financial Corporation, First American Title Insurance Company, and all other subsidiaries and affiliates of The First American Corporation), and each and all of their predecessors, successors, heirs, assigns, officers, employees, directors, shareholders, owners, representatives, consultants, insurers, insurance companies, attorneys and agents, whether previously or hereinafter affiliated in any manner (collectively, the “Company Releasees”), from any and all claims, rights, actions, complaints, demands, causes of action, charges of discrimination, retaliation or harassment, wage claims, whistleblower claims, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively, “Claims”), whether or not now known, suspected, claimed, matured or unmatured, which McMahon ever had, now has, or may claim to have from the beginning of time to the date

CONFIDENTIAL	CONFIDENTIAL

of this Agreement against the Company Releasees (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) McMahon’s employment with or service as a director or management committee member of any of the Company Releasees or the cessation of that employment or service as a director or management committee member; (ii) any common law or statutory torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, Insurance Code and Business and Professions Code, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans With Disabilities Act and the Sarbanes-Oxley Act of 2002; and/or (iv) any agreement or covenant, oral or written, express or implied, between McMahon and any of the Company Releasees, provided, however, that the foregoing release is not intended to, and does not, release the Company Releasees from any legal obligation they may otherwise have pursuant to the Articles of Incorporation and Bylaws of The First American Corporation (or the entity comprised of the ISG following the consummation of the Spin-Off) or First Advantage Corporation, or pursuant to any statute, to defend or indemnify McMahon against third party claims that may be filed against him for conduct undertaken by him during the course and scope of his employment with First American or as a director of First Advantage Corporation, respectively; provided, further, that the foregoing release does not apply to those rights which as a matter of law cannot be waived. The Parties acknowledge that nothing in this Section 8(a) or in Section 8(c) shall preclude McMahon from making a claim for unemployment insurance.

(b) Except for McMahon’s obligations as provided in this Agreement, the Hire Option Agreement, the RSU Agreements with respect to Bonus RSUs and the Other RSUs granted to McMahon in 2007 and the Consulting Agreement, First American, on its own behalf and on behalf of each of its affiliates, hereby forever waives, releases, acquits, relieves and discharges McMahon and his heirs and assigns (collectively, the “McMahon Releasees”), from any and all Claims, whether or not now known, suspected, claimed, matured or unmatured, which First American and/or its affiliates ever had, now has, or may claim to have from the beginning of time to the date of this Agreement against the McMahon Releasees (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) McMahon’s employment with or service as a director or management committee member of any of the Company Releasees or the cessation of that employment or service as a director or management committee member; (ii) any common law or statutory torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance; and/or (iv) any agreement or covenant, oral or written, express or implied, between McMahon and any of the Company Releasees; provided, however, that the foregoing release does not apply to those rights which as a matter of law cannot be waived.

(c) Waiver of Unknown Claims. Further, in connection with the releases set forth above in this Section 8, the Parties expressly agree to waive and relinquish all rights and benefits they may have under Section 1542 of the Civil Code of the State of California or any similar law of any other state. Section 1542 reads as follows:

CONFIDENTIAL	CONFIDENTIAL

“§ 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9. Agreement Effective Notwithstanding Subsequent Discovery of Different Facts. The Parties hereto acknowledge that they may discover hereafter facts different from or in addition to those they now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that are the subject of the release set forth in Section 8 of this Agreement, and they each expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

10. Cooperation with Litigation. Following the Separation Date, McMahon agrees to make himself reasonably available to First American and its counsel, without additional compensation, to provide information and assistance related to matters that arose during his former employment, including ongoing litigation. McMahon also agrees to make himself reasonably available to testify at deposition or at trial, without compensation or the necessity of a subpoena, in connection with any such matters; provided, however, that First American will reimburse McMahon for actual and pre-approved reasonable travel expenses incurred by him in connection therewith.

11. No Assignment. McMahon represents and warrants that he has made no assignment, and will make no assignment, of any claim, chose in action, right of action or any right of any kind whatsoever, including, without limitation, any Claim released pursuant to Section 8(a), and that no other person or entity of any kind had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses or claims referred to herein. First American represents and warrants that, except for any claim, chose in action, right of action or rights assigned or subrogated to its insurance carriers under any applicable policy; it has made no assignment, and will make no assignment, of any claim, chose in action, right of action or any right of any kind whatsoever, including, without limitation, any Claim released pursuant to Section 8(b), and that no other person or entity of any kind had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses or claims referred to herein.

12. Tax Issues. McMahon agrees to be solely liable for and to pay, indemnify and hold the Company harmless from and against, any and all taxes, costs, interest, assessments, penalties and/or damages that McMahon may owe arising out of any of the payments or distributions made, or to be made, by the Company to McMahon under the terms of this Agreement, the Employment Agreement, the Hire Option Agreement, the Hire RSA Agreement,

CONFIDENTIAL	CONFIDENTIAL

the RSU Agreements and the Consulting Agreement, including, without limitation, Internal Revenue Code Section 409A.

13. Successors and Assigns. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

14. Voluntary Execution on Advice of Counsel. This Agreement in all respects has been voluntarily and knowingly executed by the Parties. The Parties specifically represent that they have thoroughly discussed all aspects of this Agreement with their attorneys to the extent they so desired, that they have carefully read and fully understand all of the provisions of this Agreement, and that they are voluntarily entering into this Agreement.

15. Severability; Interpretation; Third Party Beneficiary. Should any portion, word, clause, phrase, sentence or section of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. Any reference to an affiliate of First American or an affiliate of the Company (including, without limitation, in Sections 7(a), (b), (c) and (d) and Sections 8(a) and (c)) shall be deemed to include the First American Financial Corporation, a Delaware corporation (“FAF”), the entity (if not FAF) that directly or indirectly owns the Company’s financial services group and any affiliate of the foregoing (collectively, the “Financial Services Company”). The Parties intend for the Financial Services Company to benefit from this Agreement and the Financial Services Company is expressly made a third party beneficiary hereof.

16. No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

17. Governing Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws thereof.

18. Counterparts. This Agreement may be executed in one or more counterparts and the counterparts signed in the aggregate shall constitute a single, original instrument.

19. Entire Agreement. This Agreement constitutes the entire integrated agreement between the Parties regarding the subject matter hereof and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, regarding the subject matter hereof. The Parties each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or

CONFIDENTIAL	CONFIDENTIAL

warranty not contained in this Agreement including, without limitation, any purported supplements, modifications, waivers or terminations of this Agreement, shall be valid or binding unless executed in writing by both of the Parties.

20. Signature and Revocation Periods. First American advises McMahon as follows: (a) this Agreement does not waive rights or claims that may arise after McMahon executes it, (b) McMahon has twenty-one (21) days to consider this Agreement and whether he will enter into it, although McMahon may sign it sooner than that if he so desires, (c) that he should consult an attorney before executing this Agreement, and (d) that he may revoke this Agreement at any time within seven (7) days after executing it. This Agreement shall not become effective or enforceable until after the revocation period set forth in subsection (d) immediately above has expired (“Effective Date”).

21. Resignation. McMahon hereby resigns, effective November 30, 2009, all positions as an officer of First American and all positions as an officer or director of any affiliate of First American.

22. Non-Admission. The Parties acknowledge and agree that nothing in this Agreement shall be construed as an admission of any wrongdoing or liability by McMahon, First American, any affiliate of First American or any other Company Releasee.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release on the dates set forth hereinafter.

Dated: January 13, 2010	/s/ Frank V. McMahon
FRANK V. MCMAHON

THE FIRST AMERICAN CORPORATION

Dated: January 13, 2010	/s/ Kenneth D. DeGiorgio
KENNETH D. DEGIORGIO
SENIOR VICE PRESIDENT